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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                             Year Ended December 31,
                                                         ----------------------------------
                                                            2000        1999        1998
                                                         ----------  ----------  ----------
Weighted average Shares of Common Stock
 outstanding during the year............................  1,773,888   1,712,357   1,665,957

Shares of Common Stock issuable in connection
 with assumed exercise of options under the
 treasury stock method..................................     61,562     102,171      53,691
                                                         ----------  ----------  ----------

TOTAL...................................................  1,835,450   1,814,528   1,719,648
                                                         ===========  =========  ==========

Net Income..............................................  1,044,219   1,293,186  $3,086,964
                                                         ===========  =========  ==========
Per Share amount - Primary/Basic........................ $     0.59  $     0.76  $     1.85

Per Share amount - Diluted.............................. $     0.57  $     0.71  $     1.80
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